Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Corbus Pharmaceuticals Holdings, Inc. on Form S-8 (Nos. 333-200350 and 333-201898) of our report dated February 10, 2015, on our audits of the consolidated financial statements of Corbus Pharmaceuticals Holdings, Inc. as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2013, which report is included in this Annual Report on Form 10-K to be filed on or about February 10, 2015.

/s/ EISNERAMPER LLP

Iselin, New Jersey

February 10, 2015